Compass Digital Acquisition Corp.

Compensation Committee Charter

Adopted October 14, 2021

Purpose and Scope

The Compensation Committee (the "**Committee**") is created by the Board of Directors (the "**Board**") of Compass Digital Acquisition Corp. (the "**Company**") to discharge the responsibilities set forth in this Charter. The Committee shall have the authority and membership and shall operate according to the procedures provided in this Charter.

Membership

The Committee shall consist of at least two members, comprised solely of directors deemed by the Board to be independent and who meet the independence requirements of the Nasdaq. The Board shall recommend nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members shall be appointed by the Board and may be removed by the Board at any time. The Board shall designate the Chair of the Committee.

Responsibilities

In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is responsible for the following matters.

Executive Compensation

- The Compensation Committee shall review and approve the compensation of the Chief Executive Officer and each of the Company's other executive officers. In reviewing and approving such compensation, the Committee shall, among other things:
  - identify, review and approve corporate goals and objectives relevant to Chief Executive Officer compensation;
  - evaluate the Chief Executive Officer's performance in light of such goals and objectives and determine the Chief Executive Officer's compensation based on such evaluation, including such other factors as the Committee deems appropriate and in the best interests of the Company; and
  - determine any long-term incentive component of each executive officer's compensation.
- The Compensation Committee shall approve all special perquisites, special cash payments and other special compensation and benefit arrangements for executive officers and employees of the Company.

Management Succession

- The Committee shall, in consultation with the Company's Chief Executive Officer, periodically review the Company's management succession planning, including policies for Chief Executive Officer selection and succession in the event of the incapacitation, retirement or removal of the Chief Executive Officer, and evaluations of, and development plans for, any potential successors to the Chief Executive Officer.

Compensation Policies and Plans

- The Committee shall review and evaluate the Company's executive compensation and benefits policies generally (subject, if applicable, to shareholder approval), including the review and recommendation of any incentive-compensation and equity-based plans of the Company that are subject to Board approval. In reviewing such compensation and benefits policies, the Committee may consider the recruitment, development, promotion, retention and compensation of executive officers of the Company and any other factors that it deems appropriate.

Disclosure

- The Committee shall prepare the Compensation Committee Report required by the rules of the United States Securities and Exchange Commission (the "**SEC**") to be included in the Company's annual proxy statement or Form 10-K, and the Committee shall review and discuss the Company's Compensation Disclosure and Analysis as required by SEC rules ("**CD&A**") with management and provide a recommendation to the Company's Board regarding the inclusion of the CD&A within the Company's proxy statement or Form 10-K, as applicable.

Reporting to the Board

- The Committee shall report to the Board periodically.

- At least annually, the Committee shall evaluate its own performance and report to the Board on such evaluation.

- The Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

Risk Assessment

- The Committee shall review and assess risks arising from the Company's employee compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect on the Company.

Authority and Delegations

The Committee has the sole authority to retain or obtain the advice of a compensation consultant, legal counsel or other adviser and shall be directly responsible for the appointment, compensation and oversight of the work of any such adviser retained by

the Committee. The Committee has sole authority to approve all such advisers' fees and other retention terms. The Company shall provide for appropriate funding, as determined by the Committee, for the payment of reasonable compensation to such adviser retained by the Committee. The Committee may select such advisers, or receive advice from any other adviser, only after taking into consideration those independence factors enumerated by the Nasdaq rules.

The Committee may delegate its authority to subcommittees or the Chair of the Committee when it deems it appropriate and in the best interests of the Company.

The Committee may delegate to one or more officers of the Company the authority to make grants and awards or options to any non-Section 16 officer of the Company under such of the Company's incentive-compensation or other equity-based plans as the Committee deems appropriate and in accordance with the terms of such plans.

Procedures

The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter. The Chair of the Committee, in consultation with the other Committee members, shall determine the frequency and length of the Committee meetings and shall set meeting agendas consistent with this charter.

No executive officer should attend that portion of any meeting where such executive's performance or compensation is discussed, unless specifically invited by the Committee. The Chief Executive Officer may not be present during voting or deliberations related to his or her compensation.